Exhibit 99.1

  Benihana Inc. Reports 5.3% Gain in Third Quarter Comparable Sales

    MIAMI--(BUSINESS WIRE)--Jan. 12, 2005--Benihana Inc. (NASDAQ:BNHNA) (NASDAQ:BNHN), operator of one of the nation's largest chains of Asian restaurants, today announced a 5.3% increase in comparable sales for the fiscal third quarter (12 weeks) ended January 4, 2005.
    The comparable sales gain is in excess of previous guidance, reflecting positive contributions from all the Company's restaurant concepts. The teppanyaki restaurants achieved a particularly strong performance benefiting from a 2-3% menu price increase instituted at the beginning of the second quarter. Comparable sales increased 5.3% for the teppanyaki restaurants and 11.2% for RA Sushi. New York City-based Haru sushi restaurants, which had experienced especially strong comparable sales gains in recent years, posted a 1.7% increase. A new Haru restaurant in New York City's Gramercy Park area is expected to open in the next few weeks to be followed shortly thereafter by another new Haru restaurant in Philadelphia.
    Total consolidated restaurant sales for the fiscal third quarter amounted to $49.6 million, compared with $46.6 million in the corresponding year-ago period, a 6.5% increase. Sales from restaurants less than 12-months old contributed $2.3 million for the quarter and were largely offset by the temporary remodeling closure of the Manhasset, N.Y., restaurant that had sales in the previous year's third quarter of $1.0 million and by permanent closures, which had third quarter sales last year of $0.7 million. The Manhasset restaurant is expected to reopen by the end of January.
    "The third quarter typically is a strong one, and this year's restaurant operating performance for the period was favorable," said Joel A. Schwartz, President and CEO. "We are pleased with the progress we are achieving for all of our restaurant concepts and restaurant operating margins are expected to be realized as planned. However, legal costs related to litigation were significantly greater than expected for the quarter and will have a detrimental effect on earnings."
    Benihana expects to release its earnings for the third fiscal quarter and ten periods on Tuesday, February 1, 2005, followed by a conference call at 11:00 a.m. ET.

    About Benihana

    Benihana, now in its 40th year and one of the nation's largest chains of Asian restaurants, currently operates 69 restaurants nationwide, including 55 Benihana teppanyaki restaurants, five Haru sushi restaurants, eight RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are six restaurants - two Benihana teppanyaki restaurants, two Haru units and two RA Sushi restaurants. In addition, a total of 23 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.

    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release, including the litigation commenced by Benihana of Tokyo, Inc.

    CONTACT: Benihana Inc.
             Joel A. Schwartz/Michael R. Burris
             305-593-0770
             or
             Anreder & Company
             Corporate Relations:
             Steven Anreder, 212-532-3232